Exhibit 23

Consent of Independent Auditors

The Board of Directors
General Electric Company

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-47500, 333-23767 and 333-96287) of General Electric Company of our report dated June 3, 2003, relating to the financial statements of GE Savings and Security Program as of and for the years ended December 31, 2002 and 2001, and related supplemental schedule, which appear in the December 31, 2002 annual report on Form 11-K of General Electric Company.

KPMG LLP

New York, New York
June 23, 2003